Exhibit 77(q)(1)(e)(7)

               FIRST AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

                                ING EQUITY TRUST

      This First Amendment, effective as of September 2, 2004, amends the Investment Management Agreement (the "Agreement") dated September 23, 2002 between ING Equity Trust (the "Trust"), a Massachusetts business trust and ING Investments, LLC, an Arizona limited liability company (the "Manager"), with regards to ING Convertible Fund, ING Equity and Bond Fund and ING LargeCap Growth Fund, each a Series of the Trust, and any future Series of the Trust that may become party to the Agreement.

                                   WITNESSETH

      WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 2, 2004.

      NOW, THEREFORE, the parties agree as follows:

      1. Section 8 of the Agreement is hereby amended by inserting the words "Board approved" in front of "trade association dues."

      2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                           ING EQUITY TRUST

                                           By: /s/ Robert S. Naka
                                               ----------------------
                                               Robert S. Naka
                                               Senior Vice President


                                           ING NVESTMENTS, LLC

                                           By: /s/ Michael J. Roland
                                               ----------------------
                                               Michael J. Roland
                                               Executive Vice President